USPB’s success is tied to a strong...

U.S. Beef Industry

Opportunities still abound for both USPB and the U.S. beef industry. But keeping marketing options is key.

By Steve Hunt, CEO

While we have observed the many successes of USPB, it goes without saying that USPB is ultimately only as strong as the industry we are a part of. Over the past few years we have seen substantial erosion of industry equity, particularly in the cattle feeding and processing sectors. That is particularly concerning given the unique integrated strategies of our business and our reliance on member suppliers.

The recent downturn of the world economy also provides uncertainty for our consumers, both domestic and internationally. Many variables are out of our control, but there are many we can certainly impact. Let’s take a moment to highlight those areas within our sphere of influence that are having the most impact on our members.

The current shape of USPB: Our company is well on its way to a second consecutive year of solid results. Cattle deliveries are strong, grid premiums are running on par with last year’s record performance and year-to-date earnings through February 2009 are ahead of last year’s record pace. While we share the disappointment that the transaction with JBS, S.A. (JBS) was not completed, that deal reinforced the significant value we have built in USPB.

Since our inception, USPB’s subsidiary, National Beef has nearly tripled in size in terms of sales. Its annual sales in 1997 were just over $2 billion; last year we hit $5.8 billion. Additionally, USPB’s ownership in National Beef is now nearly 69% versus 29% in 1997. In other words, USPB has grown nearly 600% since our beginning. While not all of this growth was planned (i.e. Farmland Industries’ bankruptcy) we have used our unique integrated structure to develop successful value-added strategies while managing cash flows to finance growth without needing to call for additional capital from USPB members.

We have more opportunities ahead of us. At our annual meeting last December, your Board and management identified strategic initiatives including increasing liquidity and price efficiency in USPB’s units and monetizing patronage notices. Our units continue to be priced in the market at a significant discount to the implied value of our business, particularly as compared to the JBS transaction price and other comparable public protein businesses. While we have paid the 1998 patronage notices, we continue to explore strategies to pay the remaining patronage notices.

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Renewal of calls for marketing, captive supply controls
Different Congress; Similar Legislation
By Tracy Thomas, Director of Marketing
As the new administration and the 111th Congress work on new legislation, many of the livestock marketing issues that were dealt with during debate on the last Farm Bill are surfacing again. We have met with members of Congress and are constantly monitoring legislation that has the potential to be harmful to value-based marketing, and specifically, detrimental to USPB. Components of some of the new round of proposed bills are again concerning.

An example of such legislation is Senate Bill 1086, the “Livestock Fairness Marketing Act”. This bill was introduced in late May by Senator Mike Enzi (R-WY). It contains several provisions that could impact USPB and our members including requirements that forward contracts for livestock be traded in public markets; that marketing agreements must have a firm base price derived from an external source; and that trading must be done in quantities that provide market access for small and large producers. In addition, it contains an exemption that excludes only producer-owned cooperatives, packers with low volumes and packers who own only one plant.

USPB believes this bill would impose new government intrusions and have a detrimental effect on our value-added marketing system. We lobbied against similar legislation introduced in March 2007 and again in October 2007 when it was proposed as an amendment to the 2007 Farm Bill. At that time, we organized USPB members to contact their elected officials about potentially negative consequences that type of legislation could have had on their ability to market finished cattle as they choose.

We anticipate more bills will be introduced to address livestock production measures, including the use of antibiotics, food safety, humane handling and animal rights issues. Another ban on packer ownership of livestock is also expected. The new administration has indicated support for such legislation.

USPB will keep you informed about Senate Bill 1086 and other legislation that could damage your company and your ability to produce and market cattle through it. We encourage you to contact state and national livestock associations, as well as elected officials to communicate your concerns over potentially damaging legislation that is being proposed.w

USPB Makes Cash Distribution for First Quarter of Tax Year 2009

U.S. Premium Beef’s Board of Directors authorized a cash distribution of $12.98 per linked Class A and Class B unit for the first quarter of tax year 2009.

“This distribution, paid on May 22, was made to assist unitholders who are making quarterly estimated tax payments,” CEO Steve Hunt explained. In total, USPB paid out nearly $9.6 million in this cash distribution.w

Black Canyon Grillmasters Program aims to increase beef sales

Retail Campaign Launched For Summer Grilling Season

USPB’s processing company, National Beef Packing Co., LLC, has introduced a new retail advertising program designed to position retailers for increased sales during summer grilling seasons. The campaign, Black Canyon Grillmasters Program, includes new items from the Chuck Roll and Inside Roll, including the Denver steak, Tuscan steak, Santa Fe steak and County Style ribs.

  National Beef is supporting its retailers with press kits that explain the program and cuts, as well as training for retail employees. Training will include cutting guides and cut descriptions to help retailers better explain points of difference. The program also includes recipe support, Grillmasters branded package labels and in-store signage and merchandising support.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

U.S. Beef Industry...	continued from page 1

This year, USPB members have received cash payments of over $44 million dollars representing cash distributions for tax year (calendar year) 2008 and the first tax quarter of 2009, and the payment of the 1998 patronage notices. This does not include the more than $15 million paid out in grid premiums during the first three quarters of fiscal year 2009.

As we distance ourselves from the post-BSE period where processing industry participants experienced some of the worst financial performance in more than 30 years, we are starting to see the income generating possibilities of USPB’s much larger footprint and ownership interest in value-added processing.

To address the tax demands for those members who are making quarterly estimated tax payments based on the record 2008 taxable income, USPB will make quarterly cash distributions in tax year 2009, to the extent we have quarterly taxable income. Those distributions will be based on taxable income estimates prepared by our tax preparers. To the extent that the quarterly cash distributions are not sufficient to offset the full year tax consequences of our unitholders, we will make an additional cash distribution next February, once taxable income has been finalized for tax year 2009.

One of the most difficult times for USPB was when we had to quietly listen to criticism from others in the U.S. beef industry during the nearly yearlong Department of Justice review of the JBS transaction. Some statements made about our company were unsubstantiated and disappointing. Some were simply from a lack of understanding about our company, JBS and what impact combining the two would have on the U.S. beef industry.

As you know, our decision to pursue the JBS transaction was out of strategic opportunity and not financial necessity. Our company is a very competitive, vital business that is more valuable than ever before. Our earnings have been at record levels and we carry substantially reduced debt levels today. We are considered by most experts and independent analysts in the protein sector to be among the best in our industry, both by our class leading financial performance and our unique integrated value-added strategy. This is thanks, in large part, to the dedication and commitment of our members who deliver superior cattle.

Government policy: Once again, we find ourselves defending the practices of USPB and our members while some members of Congress propose legislation that could limit your ability to do business with your company. While it appears that most bills proposed in this Congressional session are nearly identical to those unsuccessfully presented in previous years, we cannot take them lightly. We have a different Congress and administration who appear to be more aligned with those who wish to limit the freedoms you have earned and enjoy. (See Different Congress; Similar Legislation on page one.)

Producer equity drain: As losses in the fed cattle sector and the trend toward a diminishing supply of fed cattle in the future continues, one can recognize the very significant stress that sector is experiencing. There is no doubt a certain level of industry sector restructuring will likely continue to occur in the coming months and perhaps years. Ultimately, the best way to combat these sector economic challenges is to work together, communicate, reduce costs and generate as much value for our beef and beef by-products as possible.

We have a system in place today that will let us do just that— from the ranch to the processor. The founding principles of our company—to provide guaranteed market access, value-based pricing, data on all cattle and the opportunity to share in earnings generated from owning value-added processing— continue to benefit both our members and our company. And, they provide all of us with a distinct advantage over the rest of the industry. Building on that platform will enable us to increase the financial benefits from ownership in U.S. Premium Beef in the future.w

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 4/26/09 to 5/23/09
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	63.92	64.07
Prime	2.74	3.71
CH & PR	72.01	77.96
CAB	22.30	30.47
BCP	12.57	15.95
Ungraded	1.69	0.58
Hard Bone	0.39	0.01
YG1	9.77	4.67
YG2	39.50	35.05
YG3	42.64	51.97
YG4	7.53	8.01
YG5	0.57	0.31
Light Weight	0.70	0.29
Heavy Weight	1.35	0.91
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$11.14	$19.04
Yield Benefit	$11.43	$13.80
Yield Grade	-$2.00	-$2.47
Out Weight	-$2.52	-$1.49
Steer/Heifer	$1.27	$1.91
ASV	$10.78	$30.08
Natural	$0.94	$3.10
Total Premium	$31.04	$63.97

USPB Non-Conditional Unit Trade Report
	FY 2009	May 2009*
# Units Traded	12,534	12,534
Avg. Price/Unit	$137.39	$137.39
* Trade range: $135.00 to $150.00 per Unit.